Exhibit 3.1

MERGER AGREEMENT

by and among

HIGHTIMES HOLDING CORP.,
as Hightimes

BIG PUBLICATIONS, LLC,
as BIG

GUSTAVO GONZALEZ
as Member

and

BIG MERGER SUB, LLC,
as BIG Merger Sub

Dated as of November 26, 2018

Exhibits:

A	Form of Purchase Note

B	Form of Transitional Services Agreement

C	Form of Lock-Up Agreement

D	Form of Restated BIG Merger Sub Operating Agreement

E	Form of Pledge Agreement

MERGER AGREEMENT

This Merger Agreement (this “Agreement”) is made and entered into as of November 26, 2018, by and among (i) Hightimes Holding Corp., a Delaware corporation (“Hightimes”), (ii) Big Publications, LLC, a Florida limited liability company (“BIG”), (iii) BIG Merger Sub, LLC, a Florida limited liability company and a newly-formed wholly-owned subsidiary of Hightimes (“BIG Merger Sub”), and (iv) Gustavo Gonzalez (“Gonzalez” or the “Member”). Hightimes and BIG Merger Sub are sometimes collectively referred to herein as the “Hightimes Parties.” Individually, the Hightimes Parties, BIG, Gonzalez and BIG Merger Sub are hereinafter sometimes referred to as a “Party,” and collectively, as the “Parties.”

WITNESSETH:

A. BIG does business as Buyers Industry Guide® which is a publication that enables retailers to access a complete list of manufacturers and distributors of products related to the cannabis industry, and is also engaged in the business of sponsoring and operating an annual trade shows known as the BIG Industry Show that target and exhibit various smoke, vape, cannabis and grow products in a business-to-business setting (the “Business”);

B. Gonzalez owns and will own at the Effective Time of the Merger, 100% of all issued and outstanding Economic Units, BIG Membership Interests and voting rights in BIG.

C. Hightimes is in the process of completing on or about December 31, 2018 an initial public offering of its Class A voting common stock, $0.0001 par value per share (the “Hightimes Common Stock”) pursuant to a Form 1-A Offering Circular pursuant to a Regulation A+ Tier II public offering (the “Hightimes IPO”).

D. Hightimes owns all of the issued and outstanding shares of equity securities of BIG Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

E. The Parties intend to effect the merger of BIG with and into BIG Merger Sub, with BIG Merger Sub continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding membership interests, Economic Units, convertible debt, options, warrants and other securities or rights to acquire or convert into BIG Membership Interests (collectively, “BIG Equity Rights”) immediately prior to the Effective Time (as defined herein), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist to the extent that such BIG Equity Rights have not been converted or exercised in exchange for a pro rata portion of the Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Limited Liability Company Act, as amended, Chapter 605, et seq. (as amended, the “Florida Law”);

F. Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I.
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Florida Law, BIG Merger Sub and BIG shall consummate the Merger, pursuant to which BIG shall be merged with and into BIG Merger Sub, following which the separate corporate existence of BIG shall cease to exist, and BIG Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Company”).

1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing a certificate of merger for the merger of BIG with and into BIG Merger Sub, which shall be in form and substance reasonably acceptable to Hightimes (the “Certificate of Merger”), with the Secretary of State of the State of Florida, in accordance with the relevant provisions of the Florida Law. The time of such filing, or such later time as specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the provisions of the Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of BIG and BIG Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of BIG and BIG Merger Sub set forth in this Agreement to be performed after the Effective Time.

1.4 Surviving Company Organizational Documents. At the Effective Time, the Certificate of Formation and Operating Agreement of BIG Merger Sub, as in effect immediately prior to the Effective Time, shall be the Organizational Documents of the Surviving Company, except that the name of the Surviving Company of the Merger shall be changed to “BIG Publications, LLC.”

1.5 Directors and Officers of the Surviving Company. At the Effective Time, the board of managers and officers of the Surviving Company shall be the individuals listed in Section 6.15 of this Agreement.

1.6 Merger Consideration.

(a) Merger Consideration. Subject at all times to the provisions of Section 1.6(a)(ii) below and to the other terms and conditions of this Agreement (including, without limitation, the provisions of Section 1.8 hereof), as sole consideration for the Merger (the “Merger Consideration”), Gonzalez shall be entitled to receive in the Merger, the following Merger Consideration:

(i) a total of Two Million Four Hundred and Twenty Thousand ($2,420,000) Dollars shall be paid in cash by wire transfer of immediately available funds to the bank accounts designated by Gonzalez as of the Effective Time;

(ii) Four Hundred and One Thousand Eight Hundred and Eighteen (401,818) shares of Hightimes Common Stock (the “Subject Shares”) with a total value of Four Million Four Hundred and Twenty Thousand ($4,420,000) Dollars, based on a value of $11.00 per share which is the initial per share price in the Hightimes IPO; and

(iii) a total of One Million Three Hundred and Thirty Nine Thousand, Four Hundred and Twenty ($1,339,420) Dollars shall be paid by deliver to Gonzalez of the Hightimes’ 6% secured promissory note due on December 31, 2019; a true copy of which secured promissory is annexed hereto as Exhibit A and made a part hereof (the “Purchase Note”). The Purchase Note shall be secured by a pledge of the Membership Interests in BIG Merger Sub, as the Surviving Company of the Merger, pursuant to the pledge agreement in the form annexed hereto as Exhibit D and made a part hereof (the “Pledge Agreement”).

(b) Certain Definitions. As defined in this Agreement and in the BIG Operating Agreement

(i) the term “Economic Units” shall mean, as at any applicable date, (A) the units of membership equity in BIG owned by Gonzalez and (B) the units of membership equity owned by Hightimes in BIG Merger Sub, each of which are used to calculate Membership Interest and voting rights of the applicable Member; and the term “BIG Membership Interests” or “BIG Merger Sub Membership Interests” shall mean, with respect to Gonzalez as of any date, the 100% economic interest of such Member in BIG and, with respect to Hightimes as of any date, the 100% economic interest of such Member in BIG Merger Sub, including any and all benefits to which the applicable Member may be entitled as provided in the BIG Operating Agreement, the BIG Merger Sub Operating and in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement;

(ii) the term “BIG Equivalent Securities” shall mean any options, warrants and other rights to acquire BIG Membership Interests, plus any and all debt or other securities that are convertible into or exchangeable for BIG Membership Interests that are to be outstanding as of the Effective Time;

(iii) (iv) the term “BIG Fully-Diluted Membership Interests” shall mean the sum of (A) all issued and outstanding BIG Economic Units, and (B) all BIG Economic Units issuable upon conversion or exercise of all BIG Equivalent Securities; and

(iv) the term “BIG Securities” shall mean any BIG Membership Interests or BIG Equivalent Securities.

(c) BIG Membership Equivalent Securities. All BIG Equivalent Securities (i) if exercised or converted prior to the Effective Time, shall have the resulting BIG Membership Interests issued upon such exercise treated as outstanding BIG Membership Interests, and (ii) BIG Equivalent Securities that are not exercised or converted prior to the Effective Time will be terminated and extinguished at the Effective Time.

1.7 Effect of Merger on BIG Economic Units, BIG Merger Sub Economic Units and Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holders of BIG Economic Units or the holders of any shares of capital stock of Hightimes or BIG Merger Sub Economic Units:

(a) Prior to the Effective Time of the Merger, BIG Merger Sub has issued an aggregate of 1,000 Economic Units and 100% of Membership Interests to Hightimes; which Economic Units shall remain issued and outstanding as at the Effective Time of the Merger.

(b) All Economic Units of BIG issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive the Merger Consideration in accordance with Section 1.6, without interest, upon surrender of the Member’s BIG Economic Units and delivery of the other required deliveries under Section 1.10. As of the Effective Time, Gonzalez will cease to have any other rights with respect to such Economic Units and Membership Interests other than his rights to receive the Merger Consideration as set forth herein and except as otherwise required under applicable law.

(c) Notwithstanding Section 1.7(b) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are BIG Economic Units that are owned by BIG as treasury securities, such securities shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) All other Economic Units and Membership Interests of BIG and BIG Merger Sub (other than the Economic Units referred to in Section 1.7(a)) and BIG Equivalent Securities, in each case, that are issued and outstanding immediately prior to the Effective Time will be cancelled and terminated as of the Effective Time, without any payment of any consideration therefor, and Gonzalez, as sole holder thereof shall no longer have any rights with respect thereto. BIG shall, prior to the Effective Time, take all actions as are reasonably necessary in order to effectuate the actions contemplated by this Section 1.7(d) and to ensure that Gonzalez shall not have any rights from and after the Effective Time with respect to any such securities, provided that such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no force or effect if this Agreement is terminated prior to the Effective Time.

1.8 Issuance of Hightimes Common Stock and Surviving Company Operating Agreement.

(a) At the Effective Time of the Merger, Hightimes shall issue the Hightimes Common Stock, to Gonzalez.

(b) BIG and Gonzalez have advised the Hightimes that none of the BIG Economic Units have been certificated.

(c) After the Effective Time, there shall be no further registration or transfers of BIG Securities. If, after the Effective Time, BIG Securities are presented to the Surviving Company, Hightimes, they shall be canceled and, if not previously issued, exchanged for certificates for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Article I. All securities issued upon the surrender of BIG Securities in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(d) At the Effective Time, the “Surviving Company Operating Agreement” (annexed hereto as Exhibit D) shall have been executed and delivered to reflect that the Hightimes is the sole Member of BIG Merger Sub.

1.9 Effect of Transaction on BIG Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any holder of Hightimes Common Stock, or the holders of BIG Securities or Economic Units of BIG, all of Membership Interests of BIG and any other BIG Securities outstanding immediately prior to the Effective Time shall be cancelled.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of BIG and BIG Merger Sub, the officers and directors of BIG and BIG Merger Sub are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II.
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Effective Time and consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CKR Law, LLP (“CKR”), 1800 Century Park East, 14th floor, Los Angeles, CA 90067, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Hightimes and BIG may agree (the date and time at which the Closing is actually held being the “Closing Date”). The Parties intend that the Closing Date and the Effective Time of the Merger shall occur on or about Januar 31, 2019 (the date of the anticipated quotation of Hightimes Common Stock on the OTCQX Market), subject to extension of such Closing Date by Hightimes of Gonzalez to as late as than February 5, 2019 (the “Outside Closing Date”).

Article III.

REPRESENTATIONS AND WARRANTIES OF HIGHTIMES AND MERGER SUB

Except as set forth in the disclosure schedules delivered by Hightimes to BIG on the date hereof (the “Hightimes Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, that disclosure in any section or subsection of the Hightimes Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each other section or subsection of the Hightimes Disclosure Schedules as though fully set forth in each other section or subsection of the Hightimes Disclosure Schedules if a cross reference to such other section or subsection of the Hightimes Disclosure Schedules is made or if the applicability of such disclosure to other section(s) or subsection(s) is reasonably apparent on the face of such disclosure), each of Hightimes and BIG Merger Sub represents and warrants to BIG as of the date of this Agreement and as of the Closing Date as follows:

3.1 Due Organization and Good Standing. Hightimes is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. BIG Merger Sub is a limited liability company duly organized, validly existing and in good standing of the laws of the State of Florida. Each of Hightimes and BIG Merger Sub has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Hightimes and BIG Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except as would not reasonably be expected to have a Material Adverse Effect, as defined in Article XII, on Hightimes or BIG Merger Sub. Hightimes and BIG Merger Sub have heretofore made available to BIG accurate and complete copies of the Organizational Documents of each of Hightimes and BIG Merger Sub, as currently in effect.

3.2 Authorization; Binding Agreement. Each of Hightimes and BIG Merger Sub has all requisite corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each of Hightimes and BIG Merger Sub, and no other corporate or limited liability company proceedings, as the case may be, other than as set forth elsewhere in the Agreement, on the part of Hightimes or BIG Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which Hightimes or BIG Merger Sub is a party shall be when delivered, duly and validly executed and delivered by Hightimes or BIG Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by the other parties hereto or thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Hightimes or BIG Merger Sub, as applicable, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Hightimes or BIG Merger Sub, is required to be obtained or made in connection with the execution, delivery or performance by Hightimes or BIG Merger Sub of this Agreement and each Transaction Document to which it is a party or the consummation by Hightimes or BIG Merger Sub of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where Hightimes or BIG Merger Sub is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) such filings as contemplated by this Agreement, (iii) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, (iv) the filing of the Certificate of Merger and related documents with, and the acceptance by, the Secretary of State of the State of Delaware, and (v) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Hightimes or BIG Merger Sub.

3.4 Non-Contravention. The execution and delivery by each of Hightimes and BIG Merger Sub of this Agreement and each Transaction Document to which it is a party, the consummation by Hightimes and BIG Merger Sub of the transactions contemplated hereby and thereby, and compliance by Hightimes and BIG Merger Sub with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of such Party’s Organizational Documents, or (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law to which such Party is subject, except for any deviations from any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on Hightimes or BIG Merger Sub.

3.5 Capitalization of Hightimes and BIG Merger Sub

(a) Capitalization and Ownership of Hightimes. As at the date of this Agreement Hightimes owns 100% of the shares of capital stock of the BIG Merger Sub. Hightimes is authorized to issue an aggregate of 120,000,000 shares of its capital stock, $0.0001 par value per share, of which (i) 110,000,000 shares are designated as common stock, with 100,000,000 shares designated as Class A voting common stock (“Class A Common Stock”) and 10,000,000 shares designated as Class B nonvoting common stock (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and (ii) 10,000,000 shares designated as preferred stock (the “Preferred Stock”) which may be issued in one or more series containing such rights, preferences and privileges as the board of directors of the Hightimes Parties may, from time to time, designate. As at the date of this Agreement, an aggregate of approximately 20,982,441 shares of Class A Common Stock are issued and outstanding, and no shares of Class B Common Stock have been issued and no shares of Preferred Stock have been issued. The fully-diluted Class A Common Stock of Hightimes is approximately 28,000,000 shares. The Subject Shares, when issued, will be duly authorized validly issued, fully paid and non-assessable, free and clear of all pledges, liens, encumbrances and other restrictions (other than those arising under federal or state securities laws as a result of the issuance of the Subject Shares). Hightimes has made available to BIG true and correct copies of its Certificate of Incorporation, and as in effect on the date hereof (the “Certificate of Incorporation”), and its By-laws, as in effect on the date hereof (the “By-laws”).

(b) BIG Merger Sub. Prior to giving effect to the Merger, the authorized capitalization of BIG Merger Sub consists of 1,000 units of BIG Merger Sub membership interest, of which 1,000 units are issued and outstanding, all of which are owned by the Hightimes. As of the date of this Agreement, BIG Merger Sub is a newly formed entity with no operations, no contractual obligations (other than this Agreement and the Transaction Documents to which it is a party or bound) and no assets or Liabilities (other than immaterial Liabilities incurred in connection with its formation). In addition to BIG Merger Sub, the other Hightimes direct and indirect Subsidiaries are set forth in the Hightimes public filings with the SEC.

3.6 Authorization; Enforceability. Subject to obtaining the ExWorks Consent, each member of the Hightimes Parties has all corporate right, power and authority to enter into, execute and deliver this Agreement and each other agreement, document, instrument and certificate to be executed by the Hightimes Parties in connection with the consummation of the transactions contemplated hereby, including, but not limited to this Agreement and to perform fully its obligations hereunder and thereunder. All corporate action on the part of the Hightimes Parties, its directors and stockholders necessary for the authorization execution, delivery and performance of this Agreement by the Hightimes Parties has been taken. This Agreement has been duly executed and delivered by the Hightimes Parties and each constitutes a legal, valid and binding obligation of the Hightimes Parties, enforceable against the Hightimes Parties in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

3.7 No Conflict; Governmental Consents.

(a) The execution and delivery by the Hightimes Parties of this Agreement, the issuance and sale of the Subject Shares and the consummation of the other transactions contemplated hereby or thereby do not and will not (i) result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Hightimes Parties is bound including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, (ii) conflict with or violate any provision of the Hightimes Parties’ Certificate of Incorporation (the “Certificate”), as amended or the Bylaws, (and collectively with the Certificate, the “Charter Documents”) of the Hightimes Parties, and (iii) conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any agreement, credit facility, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Hightimes Parties is a party or by which any of them is bound or to which any of their respective properties or assets is subject, nor result in the creation or imposition of any Liens upon any of the properties or assets of the Hightimes Parties.

(b) Except for the ExWorks Consent, no approval by the holders of Hightimes Common Stock, or other equity securities of Hightimes Parties is required to be obtained by Hightimes Parties in connection with the authorization, execution, delivery and performance of this Agreement or in connection with the authorization, issue and sale of the Subject Shares except as has been previously obtained.

(c) No consent, approval, authorization or other order of any governmental authority or any other person is required to be obtained by the Hightimes Parties in connection with the authorization, execution, delivery and performance of this Agreement or in connection with the authorization, issue and sale of the Subject Shares and, upon issuance, the Subject Shares.

3.8 Litigation. The Hightimes Parties knows of no pending or threatened legal or governmental proceedings against the Hightimes Parties which could materially adversely affect the business, property, financial condition or operations of the Hightimes Parties or which materially and adversely questions the validity of this Agreement or the right of the Hightimes Parties to enter into this Agreement, or to perform its obligations hereunder and thereunder. The Hightimes Parties is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which could materially adversely affect the business, property, financial condition or operations of the Hightimes Parties. There is no action, suit, proceeding or investigation by the Hightimes Parties currently pending in any court or before any arbitrator or that the Hightimes Parties intends to initiate that could have a material adverse effect on the assets, businesses or properties of the Hightimes Parties.

3.9 Compliance. Hightimes is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Hightimes), nor has Hightimes received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters.

3.10 Hightimes Disclosure Documents. Hightimes has filed with the SEC a Form 1-A and a related Regulation A+ Offering Circular for the Hightimes IPO (the “Reg A Offering Circular”) which was qualified by the SEC on March 12, 2018 and requalified on July 26 2018, and no stop order has been entered by the SEC with respect thereto. The Reg A Offering Circular, as requalified, complies in all material respects with the Securities Act and no post-qualification amendment is required as a result of the execution of the letter of intent or execution of this Agreement or any of the transactions contemplated herein; provided, that Hightimes shall file a Form 1-U Current Report with the SEC to disclose this Agreement and the transactions contemplated herein. Hightimes has filed, subsequent to July 26, 2016 a number of Form 1-U Current Reports and a Form 1-S/A Semi Annual Report, (collectively, with the Reg A Offering Circular, the “Hightimes Disclosure Documents”), all of which are available of inspection on the Securities and Exchange Commission Web Site, www.sec.gov/search for company filings/hightimes. Hightimes has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act since the effective date of the Reg A Offering Circular (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Hightimes Reports”). As of their respective dates, the Hightimes Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Hightimes Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.11 Hightimes Financials. The consolidated balance sheet of Hightimes at December 31, 2017 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, including the notes thereto, as audited by Malone Bailey LLP, certified public accountants and the unaudited consolidated balance sheet of the Hightimes at June 30, 2018 and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the three month period then ended prepared by the Hightimes’ management (collectively, the “Hightimes Financial Statements”) are contained in the Hightimes Reports. The Hightimes Financial Statements included in the Hightimes Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Hightimes and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.12 Absence of Certain Changes. Except as disclosed in the Hightimes Reports, since June 30, 2018, Hightimes has (a) conducted its business only in the ordinary course of business, (b) not been subject to a Material Adverse Effect.

3.13 Disclosure. No representations or warranties by the Article III Parties made in this Agreement (including the disclosure schedules hereto) or the Transaction Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Transaction Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

3.14 Investment Company. Hightimes is not, and upon completion of the Reg A Offering, it will not be, an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

3.15 Brokers. Neither of the Hightimes Parties nor any of the Hightimes Parties’ officers, directors, employees or stockholders has employed or engaged any broker or finder in connection with the transactions contemplated by this Agreement and no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Agreement. None of the Hightimes Parties are party to any agreement, arrangement or understanding whereby any person has an exclusive right to raise funds and/or place or purchase any debt or equity securities for or on behalf of the Hightimes Parties.

Article IV

REPRESENTATIONS AND WARRANTIES OF GONZALEZ AND BIG

Gonzalez and BIG (collectively, the “Article IV Parties”) hereby jointly and severally represent and warrant to Hightimes that the statements contained in this Article IV are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Schedules hereto. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Schedule identifies the exception with reasonable particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). An item disclosed in any Schedule shall be deemed disclosed for purposes of all Schedules, provided that reasonably particular cross references have been included.

4.1 Organization, Qualification, and Corporate Power. BIG is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Florida. BIG has no Subsidiaries. BIG is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where the character of its properties or assets owned or used by it or the nature of its activities makes such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect on BIG. BIG has full limited liability company power and authority and all Permits and authorizations necessary to carry on the Business in which it is engaged and to own and use the properties owned and used by it. Each of the Article IV Parties has delivered to Hightimes correct and complete copies of the Organizational Documents of BIG (as amended to date). The minute books (containing the records of meetings of the Member and managers) are correct and complete. BIG is not in default under or in violation of any provision of its Organizational Documents.

4.2 Capitalization.

(a) Gonzalez owns and at the Closing Date will own of record and beneficially 100% of the Economic Units and 100% of the outstanding Membership Interests and voting rights in BIG. All of the issued and outstanding BIG Economic Units and Membership Interests have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Gonzalez. There are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require BIG to issue, sell, or otherwise cause to become outstanding any of Membership Interests, or (ii) outstanding or authorized membership interest appreciation, phantom membership interests, profit participation, or similar rights with respect to BIG Economic Units or Membership Interests. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of BIG Membership Interests.

(b) By his execution of this Agreement, Gonzalez hereby consents to the Merger, and upon consummation of the Merger, BIG Merger Sub will receive good and marketable title to all of the assets and properties of BIG and assume all of the BIG liabilities and obligations.

4.3 Brokers’ Fees. Except as set forth on Schedule 4.3, BIG has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.4 INTENTIONALLY OMITTED

4.5 Subsidiaries. BIG has no direct or indirect Subsidiaries, either wholly or partially owned, and BIG does not hold any direct or indirect economic, voting or management interest in any Person or own any securities issued by any Person.

4.6 Governmental Approvals. Except as otherwise described in Schedule 4.6, no Consent of or with any Governmental Authority is required to be obtained or made in connection with the execution, delivery or performance by BIG of this Agreement or any Transaction Documents or the consummation by BIG of the transactions contemplated hereby or thereby other than (i) such filings as BIG to grant any Lien on its properties or assets or (ii) has been subject to a default or event of default which has not been cured, satisfied or waived.

4.7 Non-Contravention. The execution and delivery by BIG of this Agreement and each Transaction Document and the consummation by BIG of the transactions contemplated hereby and thereby and compliance by BIG with any of the provisions hereof or thereof will not, as the case may be, (a) conflict with or violate any provision of BIG’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to BIG or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by BIG under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of BIG under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Contract to which BIG is a party or by which BIG or its properties or assets are otherwise bound.

4.8 Financial Statements.

(a) BIG has provided to Hightimes true and correct copies of the unaudited financial statements of BIG (including, in each case, any related notes thereto), consisting of the balance sheets of BIG as of December 31, 2016 and December 31, 2017, and the related unaudited statement of operations, changes in stockholders equity and cash flows of BIG for the two fiscal years ended December 31, 2016 and December 31, 2017 (the “Unaudited Annual Financial Statements”). BIG has also provided to Hightimes true and correct of the unaudited financial statements of BIG (including, in each case, any related notes thereto), consisting of the balance sheets of BIG as of September 30, 2017 and September 30, 2018, and the related unaudited statement of operations, changes in stockholders equity and cash flows of BIG for the two nine month periods ended September 30, 2017 and September 30, 2018 (the “Unaudited Interim Financial Statements” and together with the Unaudited Annual Financial Statements, the “BIG Financial Statements”).

(b) BIG will cooperate with Hightimes in auditing the Annual Financial Statements for the years ended December 31, 2017 and December 31, 2018; provided, that Highitmes shall pay the costs of such audits.

(c) The BIG Financial Statements fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of BIG at the respective dates of and for the periods referred to in such financial statements, all in accordance with the internal records of BIG applied on a consistent basis throughout and among the periods involved.

(d) [INTENTIONALLY OMITTED]

(e) All Indebtedness of BIG is disclosed on Schedule 4.8(e). Except as disclosed on Schedule 4.8(e), no Indebtedness of BIG (i) contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of other Indebtedness by BIG, or (C) the ability of BIG to grant any Lien on its properties or assets or (ii) has been subject to a default or event of default which has not been cured, satisfied or waived.

(f) All financial projections with respect to BIG that were delivered by or on behalf of BIG to Hightimes or its Representatives were prepared in good faith using assumptions that BIG believes to be reasonable under the current circumstances relating to the Business of the BIG.

(g) All of the financial books and records of BIG are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance in all material respects with applicable Laws.

4.9 Absence of Certain Changes. Except as set forth on Schedule 4.9, since September 30, 2018, BIG has (a) conducted its business only in the ordinary course of business, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.3(b) (without giving effect to Schedule 6.3) if such action were taken on or after the date hereof without the consent of Hightimes or its Affiliates.

4.10 Compliance with Laws. Except as set forth on Schedule 4.10, BIG is not in conflict or non-compliance with, or in default or violation of, nor has BIG received any written or, to the Knowledge of BIG, oral notice of any material conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, which default or violation would have a Material Adverse Effect.

4.11 BIG Permits. BIG (and its employees who are legally required to be licensed by a Governmental Authority in order to perform their duties with respect to his or her employment with BIG), holds all Permits necessary to lawfully conduct its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “BIG Permits”). BIG has made available to Hightimes true, correct and complete copies of all material BIG Permits. All of the BIG Permits are in full force and effect, and no suspension or cancellation of any of BIG Permits is pending or, to BIG’s Knowledge, threatened. BIG is not in violation in any respect of the terms of any material BIG Permit.

4.12 Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature pending or, to BIG’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order pending now or rendered by a Governmental Authority, in the case of either (a) or (b) by or against BIG , its current or former directors, officers or equity holders (provided, that any litigation involving the managers, directors, officers or equity holders of BIG must be related to the BIG’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adverse to the BIG, will not have a Material Adverse Effect upon BIG. None of the current or former managers, officers, senior management or directors of BIG have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.13 Material Contracts.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of, and BIG has made available to Hightimes (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which BIG is a party or by which BIG, or any of its properties or assets, are bound or affected (each, a “BIG Material Contract”) that:

(i) contains covenants that limit the ability of BIG (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $50,000;

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of BIG, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by BIG under such Contract or Contracts of more than $50,000 per year or $100,000 in the aggregate;

(viii) obligates BIG to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

(ix) is between BIG and any Top Customer or Top Supplier (as those terms are defined in Section 4.24);

(x) is between BIG and any managers, directors, officers or employees of BIG (other than at-will employment arrangements with employees entered into in the ordinary course of business), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the BIG to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which BIG has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from BIG; or

(xv) is otherwise material to BIG or outside of the ordinary course of business of BIG and not described in clauses (i) through (xiv) above.

(b) Except as disclosed in Schedule 4.13(b), with respect to each BIG Material Contract: (i) such BIG Material Contract is valid and binding and enforceable in all respects against BIG party thereto (subject to Enforceability Exceptions) and, to the Knowledge of BIG, each other party thereto, and is in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of such BIG Material Contract against the BIG party thereto or, to the Knowledge of BIG, any other party thereto; (iii) BIG is not in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by BIG, or permit termination or acceleration by the other party thereto, under such BIG Material Contract; (iv) to the Knowledge of BIG, no other party to BIG Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by BIG, under such BIG Material Contract; (v) BIG has not received notice of an intention by any party to such BIG Material Contract that provides for a material continuing obligation by any party thereto to terminate such BIG Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect BIG in any material respect; and (vi) BIG has not waived any rights under any such BIG Material Contract.

4.14 Intellectual Property.

(a) Schedule 4.14(a)(i) sets forth: (i) all U.S. and foreign Patents and Patent applications, Trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by BIG or otherwise used or held for use by BIG in which BIG is the owner, applicant or assignee (“BIG Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by BIG. Schedule 4.14(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (each, a “BIG IP License”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $5,000 per year, which are not required to be listed, although such licenses are “BIG IP Licenses” as that term is used herein), under which BIG is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by BIG (“BIG IP”).

(b) BIG has a valid and enforceable license to use all material Intellectual Property that is the subject of BIG IP Licenses applicable to BIG. BIG IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the business of BIG as presently conducted. BIG has performed all obligations imposed on it in BIG IP Licenses in all material respects, has made all payments required thereunder to date, and BIG is not, nor, to the Knowledge of BIG, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder in any material respect. The continued use by BIG of the Intellectual Property that is the subject of BIG IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of BIG. All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to BIG are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. BIG is not a party to any Contract that requires BIG to assign to any Person all of its rights in any Intellectual Property developed by BIG under such Contract.

(c) Schedule 4.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which BIG is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to BIG, if any. BIG has performed all obligations imposed on it in the Outbound IP Licenses, and BIG is not, nor, to the Knowledge of BIG, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to BIG’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by BIG that is material to BIG. BIG has not received any notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, in any case, in any material respect, as a consequence of the business activities of BIG. There are no Orders to which BIG is a party or is otherwise bound that, in any material respect, (i) restrict the rights of BIG to use, transfer, license or enforce any Intellectual Property owned by BIG, (ii) restrict the conduct of the business of BIG in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by BIG. BIG is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect. To BIG’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by BIG (“BIG IP”).

(e) To BIG’s Knowledge, no Person has obtained unauthorized access to third party information and data in the possession of BIG, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. BIG has complied in all material respects with all applicable domestic and foreign Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the BIG has not and does not violate any right to privacy or publicity of any third Person, or constitute unfair competition or trade practices under applicable Law.

4.15 Taxes. Except as otherwise set forth on Schedule 4.15:

(a) BIG has filed, or caused to be filed, all U.S. federal, state, local and foreign income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, or caused to be paid, all income and other material Taxes due and payable by BIG, other than such Taxes (i) for which adequate reserves in BIG Financial Statements have been established or (ii) that are being contested in good faith pursuant to appropriate proceedings.

(b) There is no current Action pending, or to the Knowledge of BIG, threatened in writing against BIG by a Governmental Authority in a jurisdiction where the BIG does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) (c) BIG is not being audited by any Tax authority. BIG has not been notified in writing by any Tax authority that any such audit is contemplated or pending, which audit has not been settled or otherwise resolved. There are no written claims, assessments, audits, examinations, investigations or other Actions by a taxing authority pending against BIG in respect of any Tax, and BIG has not been notified in writing by any taxing authority of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments (i) that have been paid or otherwise resolved or (ii) for which adequate reserves in BIG Financial Statements have been established).

(d) There are no Liens with respect to any Taxes upon BIG’s assets, other than Permitted Liens.

(e) BIG has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such collected or withheld Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) BIG has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by BIG for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) BIG has not participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in Treasury Regulation section 1.6011-4.

(h) BIG has no Liability for the Taxes of another Person (i) under any applicable Law related to Tax, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. BIG is not a party to or bound by any written agreement, the principal purpose of which is the indemnification, sharing or allocation of Taxes (a “Tax Sharing Agreement”) that will be binding on the Surviving Company with respect to any period following the Closing Date.

(i) (BIG has not requested in writing, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by BIG with any taxing authority with respect to any Taxes, nor is any written request by BIG for any such ruling, memorandum or agreement outstanding.

(j) Notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties set forth in this Section 4.15 and Section 4.21 (solely as such representations and warranties relate to Taxes) are the only representations and warranties being made by Gonzalez and BIG in this Agreement with respect to Taxes or Tax Returns and (ii) Gonzalez and BIG are not making, and shall not be construed to have made, any representation or warranty as to the amount or utilization of any net operating loss, tax credit, tax basis or other Tax attribute of BIG after the Closing.

4.16 Real Property.

(a) BIG does not own any real property or interests in real property. Schedule 4.16(a) sets forth a complete list of all real property and interests in real property leased by BIG (collectively, “BIG Real Properties”) as lessee, together with a list of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “BIG Real Property Leases”), and including the name of the lessor or lessee, the date of the lease, and a description of the current annual rent and term under BIG Real Property Lease. The BIG Real Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the BIG and which are necessary for the continued operation of the business of the BIG as the business is currently conducted. All of the BIG Real Properties and buildings, fixtures and improvements thereon are suitable, sufficient and appropriate in all respects for their current and contemplated uses. None of the improvements located on the BIG Real Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. BIG has delivered to Hightimes true, correct and complete copies of the BIG Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The BIG Real Properties are not subject to any subleases, sublicenses, occupancy or rights of occupancy by any third parties.

(b) BIG has a valid, binding and enforceable leasehold interest under each of the BIG Real Properties Leases under which it is a lessee, free and clear of all Liens other than Permitted Liens. Each of the BIG Real Property Leases is in full force and effect. BIG is not in default under any BIG Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. BIG has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by BIG under any of BIG Real Property Leases and, to the Knowledge of BIG, no other party is in default thereof. No party to BIG Real Property Lease has exercised any termination rights with respect thereto.

(c) BIG has all certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of the BIG Real Properties, and BIG has fully complied with all material conditions of the Permits applicable. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit.

(d) Except as set forth in Schedule 4.16(d), BIG does not own, hold, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.17 Environmental Matters. Except as set forth in Schedule 4.17:

(a) BIG is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”). No Action is pending or, to BIG’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to BIG’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) BIG is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. BIG has not assumed, contractually or by operation of Law, any Liabilities under any Environmental Laws.

(c) No Action has been made or is pending, or to BIG’s Knowledge, threatened against BIG or any assets of BIG alleging either or both that BIG may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law.

(d) BIG has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of BIG or any property currently or formerly owned, operated, or leased by BIG or any property to which BIG arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in BIG incurring any Environmental Liabilities. There is not located at any of the properties of BIG any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of BIG or, to BIG’s Knowledge, previously owned, operated, or leased property of BIG pending or, to BIG’s Knowledge, threatened that could lead to the imposition of any Environmental Liabilities or Liens under any Environmental Law.

4.18 Personal Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to it, BIG is in possession of and has good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the Personal Property owned, leased or used by BIG, free and clear of all Liens other than Permitted Liens.

4.19 Title to and Sufficiency of Assets. Except as set forth on Schedule 4.19, BIG has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than Permitted Liens or Liens that do not materially detract from the value of the properties and assets as now used, or materially interfere with any present or intended use of the properties and assets. The assets (including Intellectual Property rights and contractual rights) of BIG constitute all of the assets, rights and properties that are used in the operation of the business of BIG as it is now conducted and presently proposed to be conducted or that are used or held by BIG for use in the operation of the businesses of BIG, and taken together, are adequate and sufficient for the operation of the businesses of BIG as currently conducted and as presently proposed to be conducted.

4.20 Employee Matters.

(a) BIG is not a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of BIG and BIG has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of BIG, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.20(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between BIG and Persons employed by or providing services to BIG. To the Knowledge of BIG, no officer or employee of BIG has any current plan to terminate his or her employment with BIG.

(b) Except as set forth in Schedule 4.20(b), BIG (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice, or any other form of notice, that there is any pending Action involving unfair labor practices against BIG, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of BIG, threatened against BIG brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.20(c) hereto sets forth a complete and accurate list of all employees of BIG as of June 1, 2018 whose annual rate of compensation equals or exceeds $50,000, showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the BIG)), (ii) any bonus, commission or other remuneration other than salary paid during each of the calendar years ending December 31, 2016 and December 31, 2017, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the calendar year ending December 31, 2017. Except as set forth on Schedule 4.20(c), (A) no employee of BIG is a party to a written employment Contract with BIG and each is employed “at will”, and (B) the BIG have paid in full to all employees all wages, salaries, commission, bonuses and other compensation due to employees, including overtime compensation, and there are no severance payments which are or could become payable by BIG to any employees under the terms of any written or, to BIG’s Knowledge, oral agreement, or commitment or any Law, custom, trade or practice. On or before the Closing Date, and as contemplated by this Agreement, BIG shall cause each officer and employee of BIG receiving annual compensation in excess of $50,000 or that otherwise develops material Intellectual Property on behalf of any of the BIG to enter into BIG’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with BIG or its Subsidiaries, a copy of which has been provided to Hightimes by BIG.

(d) Schedule 4.20(d) contains a list of all independent contractors (including consultants) currently engaged by BIG, (i) whose annual fee or rate of remuneration (whether in the form of cash or BIG Securities) exceeds $50,000, or (ii) who is otherwise a party to an agreement with BIG that cannot be terminated by BIG upon 60 days or less notice without any obligation of BIG to pay severance or termination fees. On or before the Closing Date, and as contemplated by this Agreement, BIG shall undertake to cause all such independent contractors and all Persons who are currently material contributors to the BIG print or Internet publications (collectively with such independent contractors, “Material Consultants”) to enter into written intellectual property assignment agreements with BIG retaining all intellectual property rights to any publications or other work performed by such independent contractor. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by BIG are bona fide independent contractors and not employees of BIG.

4.21 BIG Benefit Plans. BIG does not have any Benefit Plans.

4.22 Transactions with Related Persons. Except as set forth on Schedule 4.22, none of BIG’s Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of BIG or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently or in the past three (3) years has been, a party to any transaction, Contract, commitment or other arrangement with BIG that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in a Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.23 Insurance.

(a) Schedule 4.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium, type of policy and scope of coverage) held by BIG relating to BIG or its business, properties, assets, directors, officers and employees, copies of which have been provided to Hightimes. Except as would not, individually or in the aggregate, reasonably be expected to be material to BIG, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Except as would not, individually or in the aggregate, reasonably be expected to be material to BIG, BIG is not in default with respect to its obligations under any insurance policy, nor has BIG ever been denied insurance coverage for any reason. BIG has no self-insurance or co-insurance programs. Except as would not, individually or in the aggregate, reasonably be expected to be material to BIG, since April 1, 2015, BIG has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of the assets of BIG, purchase of additional equipment or material modification of any of the methods of doing business by BIG.

(b) Schedule 4.23(b) identifies each individual insurance claim made by BIG since April 1, 2015. BIG has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the BIG. To the Knowledge of BIG, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. BIG has not made any claim against an insurance policy as to which the insurer is denying coverage.

4.24 Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume paid for each of (a) the twelve (12) months ended on December 31, 2017 and (b) the period from January 1, 2018 through September 30, 2018, the ten (10) largest customers or clients of BIG (“Top Customers”) and the ten (10) largest suppliers of goods or services to the BIG (“Top Suppliers”), along with the amounts of such dollar volumes of applicable advertising revenues and purchases by the BIG. The relationships of BIG with such Top Customers and Top Suppliers are good commercial working relationships, and, except as set forth on Schedule 4.24, (i) no Top Customer or Top Supplier within the last twelve (12) months has cancelled or terminated, or, to BIG’s Knowledge, has threatened to or intends to cancel or otherwise terminate, any relationship of such Person with BIG, (ii) no Top Customer or Top Supplier has during the last twelve (12) months decreased materially or, to BIG’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the BIG or intends to stop, decrease or limit materially its products or services to the BIG or its usage or purchase of advertising from BIG, (iii) to BIG’s Knowledge, no Top Customer or Top Supplier intends to refuse to pay any amount due to BIG or seek to exercise any remedy against BIG, (iv) BIG has not within the past two (2) years been engaged in any material dispute with any Top Customer or Top Supplier, and (v) to BIG’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Transaction Documents will not adversely affect the relationship of the BIG with any Top Customer or Top Supplier.

4.25 Investment Company Act. BIG is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.26 Disclosure. No representations or warranties by the Article IV Parties made in this Agreement (including the disclosure schedules hereto) or the Transaction Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Transaction Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

ARTICLE V

TAX MATTERS

5.1 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such stock transfer Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be paid by Hightimes when due, and Hightimes shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Gonzalez will join in the execution of any such Tax Returns and other documentation. Such Transfer Taxes shall not include any ordinary income or capital gains Taxes payable by Gonzalez which shall be their sole responsibility.

5.2 Cooperation on Tax Matters. Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return and any Action with respect to Taxes. Such cooperation shall include the retention and, upon request, the provision of records and information which are reasonably relevant to any such Tax Return or Action and shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.3 Tax Returns. The parties agree, for all applicable U.S. tax purposes, that the transactions contemplated by this Agreement will result in the closing of BIG’s taxable year on the Closing Date. Gonzalez shall prepare and file or cause to be prepared and filed all income Tax Returns that are required to be filed after the Closing Date by or with respect to BIG for any taxable period ending on or before the Closing Date. To the maximum extent permitted by applicable Law, the Parties agree that all Deductions shall be reported on the Tax Returns of BIG that include the Closing Date, and Hightimes shall not, and shall cause each of its Subsidiaries not to, claim any Deductions for a taxable period (or portion thereof) beginning after the Closing Date unless otherwise required by Law.

5.4 Tax Contests. Gonzalez shall have the right to control all Actions with respect to Taxes or Tax Returns of BIG for taxable periods ending on or prior to the Closing Date and Straddle Periods (each, a “Tax Contest”); provided, however, that Tax Contests in respect of Straddle Periods shall only include Actions that, if determined adversely to the taxpayer or after the lapse of time, could be grounds for a claim for indemnity pursuant to Section 7.2. Hightimes will have the right to participate (at Hightimes’s expense) in, any Tax Contest. Gonzalez will not settle any Tax Contest for a Straddle Period without Hightimes’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Hightimes shall provide Gonzalez with notice of any written inquiries, audits, examinations or proposed adjustments by the U.S. Internal Revenue Service or any other Governmental Authority that relate to any such Tax Contest within ten (10) days of the receipt of such notice. To the extent the provisions of this Section 5.4 conflict with Section 6.4, the provisions of this Section 5.4 shall control.

5.5 Post-Closing Taxes. Notwithstanding anything in this Agreement to the contrary, Gonzalez shall not be responsible for, and shall not have any indemnification obligations hereunder with respect to, any Taxes of BIG (including the Surviving Company) that are attributable to a taxable period or portion of a Straddle Period beginning after the Closing Date.

5.6 Post-Closing Covenants. Without the prior written consent of Gonzalez, Hightimes (or any Subsidiary or Affiliate thereof) shall not and shall cause BIG not to (i) amend, refile or modify any Tax Return for a taxable period ending on or prior to the Closing Date or Straddle Period; (ii) file a Tax Return for a taxable period ending on or prior to the Closing Date or Straddle Period in a jurisdiction where BIG did not file such Tax Return for such period, (iii) make any voluntary disclosures with respect to Taxes of BIG for a taxable period ending on or prior to the Closing Date or Straddle Period, change any accounting method or adopt any convention that shifts taxable income of BIG from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or prior to the Closing Date or shifts deductions or losses of BIG from a taxable period (or portion thereof) beginning on or prior to the Closing Date to a period beginning (or deemed to begin) after the Closing Date. References to BIG in this Section 5.6 include the Surviving Company.

Article VI
COVENANTS

6.1 Access and Information. BIG shall give, and shall direct its Representatives to give, Hightimes and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to Hightimes in advance), access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to BIG, as Hightimes or its Representatives may reasonably request regarding BIG and its business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of BIG’s Representatives to reasonably cooperate with Hightimes and its Representatives in their investigation; provided, however, that Hightimes and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the BIG.

6.2 Confidentiality. All confidential, proprietary or non-public information obtained by Hightimes and its Representatives, on the one hand, and BIG and its Representatives, on the other hand, regarding the other Party or its Affiliates (together, the “Disclosing Party”) pursuant to or in connection with this Agreement (“Confidential Information”), shall be kept confidential and not disclosed by the Party receiving such Confidential Information (the “Receiving Party”) or its Representatives other than with the express prior written consent of the Disclosing Party (and, after the Closing, the Hightimes Representative); provided however, that Confidential Information shall not include information which (i) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Section 6.2, (ii) is or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a third party, (iii) is known to the Receiving Party or its Representatives prior to disclosure by the Disclosing Party or its Representatives or (iv) is or has been independently developed by the Receiving Party or its Representatives without use of any Confidential Information furnished to it by the Disclosing Party. The Parties further acknowledge and agree that the existence and terms of this Agreement and the transactions contemplated hereby are strictly confidential and that the Parties and their respective Representatives shall not disclose to the public or to any third Person the terms of this Agreement and the transactions contemplated hereby other than with the express prior written consent of Hightimes and Gonzalez. Notwithstanding the foregoing, any such information described in this Section 6.2 may be disclosed by a Party or its Representatives, (a) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over such Party or its Representatives, including any applicable public listing requirements, (b) as required to carry out a Party’s obligations hereunder or (c) as may be required to defend any action brought against such Person in connection with this Agreement.

6.3 Conduct of Business of BIG.

6.3.1 Unless Hightimes shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), except (x) as expressly contemplated by this Agreement, or (y) as set forth on Schedule 6.3, BIG shall (i) conduct the Business, in all material respects, in the ordinary course of the Business consistent with past practice, (ii) materially comply with all Laws applicable to BIG and the Business, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its respective business organizations, to keep available the services of its managers, directors, officers, employees and consultants, to maintain, in all material respects, its existing relationships with all material suppliers, customers and other Persons with whom they do significant business, and to preserve the possession, control and condition of its assets, all as consistent with past practice.

6.3.2 Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or as otherwise set forth on Schedule 6.3, during the Interim Period, without the prior written consent of Hightimes (such consent not to be unreasonably withheld, conditioned or delayed), BIG shall not, and shall cause its Subsidiaries to not:

6.3.2.1 amend, waive or otherwise change, in any respect, its Organizational Documents;

6.3.2.2 authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other securities;

6.3.2.3 combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof (other than doing any of the foregoing for the issuance of BIG Membership Interests prior to the Closing in respect thereof) or pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests (other than distributions in respect of Tax liabilities), or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or other securities;

6.3.2.4 incur, create, assume, prepay or otherwise become liable for any additional Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

6.3.2.5 except as provided by the terms of an existing employment or consulting agreement, increase the wages, salaries or compensation of any of its officers, directors, employees or consultants by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance funds with respect to bonuses for fiscal year 2018, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any BIG Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Contract or BIG Benefit Plan, in either case, in effect as of the date of this Agreement that has been disclosed to Hightimes, or in the ordinary course of business consistent with past practice;

6.3.2.6 make or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

6.3.2.7 transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of BIG Registered IP, BIG Licensed IP or other BIG IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

6.3.2.8 terminate or waive or assign any material right under any BIG Material Contract or enter into any Contract (A) involving amounts reasonably expected to exceed $100,000 per year or (B) that would be a BIG Material Contract, in each case except in the ordinary course of business consistent with past practice;

6.3.2.9 fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

6.3.2.10 accelerate the collection of its accounts receivable or delay payment of its accounts payable or other expenses;

6.3.2.11 establish any Subsidiary or enter into any new line of business;

6.3.2.12 fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

6.3.2.13 revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to maintain compliance with GAAP after consulting with BIG’s outside auditors;

6.3.2.14 waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, BIG or its Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the BIG Financial Statements;

6.3.2.15 acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

6.3.2.16 make capital expenditures that are not in the ordinary course of the business or otherwise in excess of $50,000 individually for any project (or set of related projects) or $100,000 in the aggregate;

6.3.2.17 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

6.3.2.18 voluntarily incur any Liability (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate other than in the ordinary course of business of BIG or pursuant to the terms of a BIG Material Contract or BIG Benefit Plan;

6.3.2.19 sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

6.3.2.20 except with respect to currently outstanding BIG Equivalent Securities, enter into any agreement, understanding or arrangement with respect to the transfer or voting of any Economic Units or Membership Interests of BIG;

6.3.2.21 take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

6.3.2.22 enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

6.3.2.23 enter into any binding agreement or commitment to do any of the foregoing actions.

6.4 [INTENTIONALLY OMITTED.]

6.5 BIG Financial Statements and BIG Required Information. BIG shall use its commercially reasonable efforts to assist Hightimes and its independent accountants in the preparation audited financial statements of BIG, consisting of the balance sheets of BIG as of December 31, 2017 and December 31, 8 and the related unaudited statement of operations, changes in stockholders equity and cash flows of BIG for the two fiscal years ended December 31, 2017 and December 31, 2018 (the “BIG Audited Financials”). Hightimes shall be responsible for the cost and expense of the BIG Audited Financials. As promptly as practicable after the date of this Agreement BIG will provide to Hightimes all information concerning the business and management of BIG (including management’s discussion and analysis of financial condition and results of operations) that is required under the Securities Act and Exchange Act for inclusion in the initial preliminary Hightimes Registration Statement (such BIG information, the “BIG Required Information”). Hightimes shall use its commercially reasonable efforts to file the Hightimes Form 1-U describing the transactions contemplated by this Agreement and including all BIG Required Information as promptly as practicable.

6.6 INTENTIONALLY OMITTED

6.7 Competing Transactions. During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of BIG and Hightimes, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Person is a party. Each Party shall notify the other Parties as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the Person making such inquiry, proposal, offer or request for information. Each Party shall keep BIG and Hightimes promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.8 Transitional Services Agreement. On the Closing Date, Hightimes and the Surviving Company shall enter into a transitional services agreement with Gonzalez and such other members of senior management of the Surviving Company in substantially the form of Exhibit B annexed hereto (the “Transitional Services Agreement”), pursuant to which, inter alia, Gonzalez shall serve as a consultant to the Surviving Company.

6.9 Notification of Certain Matters. Each of the Parties shall give prompt notice to BIG and Hightimes if any of the following occurs during the Interim Period: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party (including any Governmental Authority) alleging (A) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (other than those Consents specified in the Disclosure Schedules or those Consents that are not material) or (B) any non-compliance with any Law in any material respect; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or, to the Knowledge of such Party, threat of any Action against any Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.10 Public Announcements. The Parties agree that Hightimes may issue a press release disclosing the signing of this Agreement simultaneous with or immediately following the execution of this Agreement (the “Signing Press Release”). Thereafter, no public release or announcement concerning this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Gonzales and Hightimes (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow BIG and Hightimes reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

6.11 Acceptable Securities Exchange. A condition to closing of the transactions contemplated by this Agreement shall be the approval of the quotation of shares of Hightimes Common Stock for trading on the OTCQX Exchange of the OTC Markets or the Nasdaq Capital Market (either, an “Acceptable Securities Exchange”).

6.12 Post-Closing Board of Directors. Following the Closing Date, the entire board of managers of the Surviving Company of the Merger (the “Post-Closing Board”) will consist of three (3) individuals. Two (2) of the three (3) members of the Post-Closing Board shall be an individuals designated by Hightimes prior to the Effective Time of the Merger (the “Hightimes Directors”) and Gonzalez shall the third member of the Post-Closing Board (the “Member Director”) until the Purchase Note shall have been paid in full.

6.13 Name Change. Simultaneous with or promptly following consummation of the Merger contemplated by this Agreement, the Surviving Company of the Merger shall amend its Organization Documents to change its name to “Big Publications, LLC” or such other name as Hightimes and Gonzalez may mutually designate.

6.14 Due Diligence and BIG Disclosure Schedules. During the period from the date of this Agreement and the Closing Date (but in no event later than November 25, 2018), BIG shall furnish to Hightimes with the disclosure schedules referred to in this Agreement (the “BIG Disclosure Schedules”). In the event that following Hightimes’ due diligence and review of the BIG Disclosure Schedules, Hightimes shall determine, within its sole discretion, that there exists any Material Adverse Effect on the assets, liabilities, profits, business or future prospects of BIG, or other matter that Hightimes believes would materially change the economic or business value of the acquisition of BIG contemplated by this Agreement, Hightimes and the BIG Merger Sub may unilaterally terminate this agreement; in which event no Party hereto shall have any further obligation of any other Party hereto.

6.15 Employee Matters.

6.15.1 In addition to the employment agreements contemplated by this Agreement, Hightimes shall ensure that all employees of BIG (“BIG Employees”) will remain employed in comparable positions through the first anniversary of the Closing Date, with material compensation terms (including base salaries or wage rates and target bonus opportunities) no less than their corresponding material compensation terms as of immediately prior to the Closing; provided, however, that the foregoing clause shall not restrict Hightimes or BIG from terminating any BIG Employee for cause or material non-performance of his or her job duties (subject to the terms of any employment agreement to which such BIG Employee may be a party). From and after the Closing Date, Hightimes shall provide the BIG Employees with benefits (including retirement and welfare benefits) no less favorable, in the aggregate than the benefits to which such BIG Employees were entitled as of immediately prior to the Closing.

6.15.2 To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement (other than any defined benefit pension plan) established or maintained by Hightimes or its Subsidiaries or by BIG following the Closing Date for the benefit of BIG Employees, such plan, program or arrangement shall credit such BIG Employees for service with BIG on and prior to the Closing Date, except as would cause a duplication of benefits or coverage for the same period of service. In addition, for the plan year in which the Closing occurs, with respect to any group health plan established or maintained by Hightimes or its subsidiaries or by the Surviving Company following the Closing Date for the benefit of BIG Employees, Hightimes agrees to use commercially reasonable efforts to: (i) waive any pre-existing condition exclusions; and (ii) provide that any covered expenses incurred on or before the Closing Date by any BIG Employee or by a covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out of pocket provisions after the Closing Date.

6.15.3 Notwithstanding the foregoing, nothing in this Section 6.15 shall (i) confer upon any BIG Employee or any other Person any rights or remedies (including any third-party beneficiary rights) under this Section 6.15 or this Agreement; (ii) be interpreted or construed to confer upon the BIG Employees any right with respect to continuance of employment (or any term or condition of employment) by Hightimes or its Subsidiaries or by the Surviving Company, nor shall this Agreement interfere in any way with the right of Hightimes or BIG to terminate any Person’s employment at any time and for any or no reason; (iii) interfere in any way with the right of Hightimes or its Subsidiaries (including the Surviving Company) to amend, terminate or otherwise discontinue or modify any or all benefit or compensation plans, programs, agreements, arrangements, practices or policies at any time; or (iv) be deemed to amend, terminate or modify any BIG Benefit Plan or any other benefit or compensation plan, program, agreement, arrangement, practice or policy.

Article VII

INDEMNIFICATION

This Article VII sets forth the indemnification obligations of Gonzalez and Hightimes.

7.1 Survival. All of the representations and warranties contained in Article III and Article IV shall survive the Closing hereunder for a period of fifteen (15) months following the Closing Date (unless Hightimes had actual knowledge of any misrepresentation or breach of warranty in Article IV at the time of Closing, in which event such warranty shall be deemed to expire at Closing and Hightimes shall be deemed to have waived any such misrepresentation or breach; provided however, that the representations and warranties with respect to Taxes and environmental matters shall survive the Closing hereunder until the expiration of the statute of limitations applicable to the subject matter thereof.

7.2 Gonzalez’ Indemnification. Gonzalez shall indemnify and defend Hightimes and hold Hightimes harmless against and in respect of any and all Losses, incurred by Hightimes resulting from any breach of any representation, warranty, covenant or agreement made by Gonzalez or BIG herein or in any instrument or document delivered to Hightimes pursuant hereto. The payment of any Losses for breach of any of the representations and warranties shall be deducted solely from the Escrowed Shares, valued for this purpose at the closing price of Hightimes Common Stock, as traded on any Acceptable Securities Exchange on the date that the amount of such Losses shall be determined, either by mutual agreement of the Parties or by a judgment of a court of competent jurisdiction from which no appeal has or can be taken. Any Losses resulting from a violation by Gonzalez of their respective covenants and agreements set forth herein or in any Exhibit hereto shall survive the Closing indefinitely and shall be payable by Gonzalez.

7.3 Hightimes’s Indemnification. Hightimes shall indemnify and defend Gonzalez and hold Gonzalez harmless against and in respect of any and all Losses incurred by Gonzalez resulting from any breach of any representation, warranty, covenant or agreement made by Hightimes herein or in any instrument or document delivered to Gonzalez pursuant hereto. Any Losses resulting from a violation by Hightimes of its covenants and agreements set forth herein or in any Exhibit hereto shall survive the Closing indefinitely.

7.4 Indemnification Procedures.

7.4.1 Any person making a claim for indemnification pursuant to Section 7.2 or Section 7.3 (an “Indemnified Party”) must give the Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a government entity or other third-party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity pursuant must be made by notice given within the applicable survival period specified in Section 7.1). Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

7.4.2 The obligations of an Indemnifying Party under this this Article VII with respect to Losses arising from claims of any third-party that are subject to the indemnification provided in this Section 7.4 shall be governed by and contingent upon the following additional terms and conditions:

7.4.2.1 At its option an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party.

7.4.2.2 Notwithstanding Section 7.4(ii)(A), the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel (following written notice from the Indemnified Party), in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

7.4.2.3 The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third-party claim without the prior written consent of the Indemnified Party (such consent not to be withheld unreasonably) unless such judgment or settlement contains an unconditional release of the Indemnified Party.

7.5 Limitations on Indemnification.

7.5.1 No Party shall be obligated to indemnify another Party with respect to any Losses as to which a Party is otherwise entitled to assert any claim for indemnification unless and until the aggregate amount of the Losses for which claims may be made pursuant to the preceding sentence and attributable to the indemnified Party exceeds $100,000 (the “Basket Amount”); provided, however, that thereafter the Indemnifying Party shall indemnify the other for any amounts in excess of, and not including, the Basket Amount.

7.5.2 Notwithstanding anything in this Agreement to the contrary, the maximum aggregate obligation and liability of each of Gonzalez or Hightimes pursuant to Section 7.2 or Section 7.3 for Losses shall not exceed the Merger Consideration.

7.5.3 In calculating the amount of Losses suffered or incurred by a Party for which indemnification is sought hereunder there shall be deducted the amount of (i) any insurance paid or payable to such Party or otherwise inuring to the benefit of such Party as a result of any such loss, and (ii) any reduction in income Taxes attributable to such Losses which directly or indirectly inures to the benefit of that Party for any Tax year as a result of any such Loss.

7.5.4 Each of the Parties shall use their commercially reasonable efforts to mitigate any Losses, and, absent acts or omissions constituting fraud, no Party shall be held liable for punitive or special damages.

7.5.5 The indemnification provisions contained in this Article VII shall be the sole and exclusive remedy and procedure for all claims for breach of any representation or warranty, or agreement contained herein or in any of the schedules or exhibits attached hereto other than a suit for specific performance.

7.6 Tax Treatment. Any payments made pursuant to this Article VII shall constitute an adjustment to the Merger Consideration for Tax purposes unless otherwise required by applicable Law. Any such adjustment shall be deemed an adjustment first to the extent of all amounts paid pursuant to Section 1.6(a)(i).

Article VIII

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) of the following conditions:

8.1.1 Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement, shall have been obtained or made.

8.1.2 Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

8.1.3 No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

8.1.4 Restated BIG Merger Sub Operating Agreement. On the Closing Date, Hightimes shall have executed and delivered an amended and restated operating agreement of BIG Merger Sub) in the form of Exhibit D annexed hereto and made a part hereof (the “Restated BIG Merger Sub Operating Agreement”).

8.2 Conditions to Obligations of Gonzalez and BIG. In addition to the conditions specified in Section 8.1, the obligations of Gonzalez and BIG to consummate the Merger and the other transactions described herein are subject to the satisfaction or written waiver (by BIG) of the following additional conditions:

8.2.1 Representations and Warranties. The representations and warranties of Hightimes and BIG Merger Sub set forth in this Agreement and in any certificate delivered by Hightimes or BIG Merger Sub pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect on, or with respect to, Hightimes.

8.2.2 Agreements and Covenants. Each of Hightimes and BIG Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.2.3 No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Hightimes since the date of this Agreement and be continuing and uncured.

8.2.4 Approval for Trading on Approved Securities Exchange. The Hightimes Common Stock shall have been approved for trading on the OTCQX Market or other Approved Securities Exchange.

8.2.5 Closing Deliveries.

8.2.5.1 Transfer Agent Instruction Letter. BIG shall have received a copy of a letter to Hightimes’s transfer agent, duly executed by Hightimes, providing irrevocable instructions to issue the Hightimes Common Stock included in Merger Consideration to Gonzalez in accordance with the terms of this Agreement.

8.2.5.2 Officer Certificate. Each of Hightimes and BIG Merger Sub shall have delivered to BIG a certificate, dated the Closing Date, signed by an executive officer of such Party in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and, with respect to Hightimes only, 8.2(c).

8.2.5.3 Secretary Certificate. Hightimes shall have delivered to BIG a certificate from its secretary or other executive officer certifying as to (A) copies of the Organizational Documents of Hightimes and BIG Merger Sub as in effect on the Closing Date (prior to the Effective Time), (B) the resolutions of the board of directors or board of managers of each of Hightimes and BIG Merger Sub authorizing the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party or by which it is bound, and the consummation of the Merger and each of the other transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Transaction Document to which Hightimes or BIG Merger Sub is a party or otherwise bound.

8.2.5.4 Good Standing. Hightimes shall have delivered to BIG good standing certificates (or similar documents applicable for such jurisdictions) for Hightimes and BIG Merger Sub certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the jurisdiction of organization of Hightimes and BIG Merger Sub and from each other jurisdiction in which Hightimes or BIG Merger Sub is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

8.2.5.5 Transitional Services Agreement. BIG shall have received a copy of the Transitional Services Agreement, duly executed by Hightimes.

8.2.5.6 Delivery of Purchase Note and Pledge Agreement.

8.3 Conditions to Obligations of Hightimes and BIG Merger Sub. In addition to the conditions specified in Section 8.1, the obligations of Hightimes and BIG Merger Sub to consummate the Merger and the other transactions described herein are subject to the satisfaction or written waiver (by Hightimes) of the following additional conditions:

8.3.1 Representations and Warranties. The representations and warranties of BIG set forth in this Agreement and in any certificate delivered by BIG pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect on, or with respect to, BIG.

8.3.2 Agreements and Covenants. BIG shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.3.3 No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to BIG since the date of this Agreement and be continuing and uncured.

8.3.4 Closing Deliveries.

8.3.4.1 Officer Certificate. BIG shall have delivered to Hightimes a certificate, dated the Closing Date, signed Gonzalez, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

8.3.4.2 Secretary Certificate. BIG shall have delivered to Hightimes a certificate from its secretary certifying as to (A) copies of BIG’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of BIG’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party or by which it is bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Transaction Document to which BIG is a party or otherwise bound.

8.3.4.3 Good Standing. BIG shall have delivered to Hightimes good standing certificates (or similar documents applicable for such jurisdictions) for BIG certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of its jurisdiction of organization and from each other jurisdiction in which it is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

8.3.4.4 Lock-Up Agreement. Gonzalez shall enter into a lock-up agreement with Hightimes substantially in the form of Exhibit C hereto (the “Lock-Up Agreement”).

8.3.4.5 Transitional Services Agreement. Hightimes shall have received a copy of the Transitional Services Agreement, duly executed by Gonzalez.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX

TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time as follows:

9.1.1 by mutual written consent of Hightimes and Gonzalez;

9.1.2 by written notice by either Hightimes or Gonzalez to the other, if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by January 5, 2019 (the “Outside Closing Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the February 5, 2019 Outside Closing Date;

9.1.3 by written notice by either Hightimes or Gonzalez to the other, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, such action by such Governmental Authority;

9.1.4 by written notice by Gonzalez to Hightimes, if (i) there has been a breach by Hightimes or BIG Merger Sub of any of their respective material representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Hightimes or BIG Merger Sub shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by BIG or (B) the Outside Closing Date;

9.1.5 by written notice by Hightimes to Gonzalez, if (i) there has been a breach by BIG or Gonzalez of any of their material representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of BIG shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Hightimes or (B) the Outside Closing Date;

9.1.6 by written notice by Hightimes to BIG, if there shall have been a Material Adverse Effect on BIG following the date of this Agreement, which is uncured and continuing or Hightimes shall not have completed a satisfactory due diligence investigation following receipt of the Schedules to this Agreement;

9.1.7 by written notice by Gonzalez to Hightimes, if there shall have been a Material Adverse Effect on Hightimes following the date of this Agreement which is uncured and continuing;

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the terminating Party to the other applicable Party, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except (i) Sections 6.2, 6.13, Article VII, Article X, Article XI and this Article IX shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or Fraud Claim against such Party, in either case, prior to termination of this Agreement (subject to Article X).

9.3 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/ or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Transaction Document related hereto and all other matters related to the consummation of this Agreement

Article X

MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Hightimes or
the BIG Merger Sub:	Hightimes Holdings Corp.
10990 Wilshire Boulevard, Penthouse
Attention: Israel Adam E. Levin, CEO Tel: (844) 933-3287
Email: adam@hightimes.com

With a copy (which shall not	CKR Law, LLP
constitute Notice) to:	1800 Century Park East, 14th floor Los Angeles, California 90067 Attn: Stephen A. Weiss, Esq.
Tel: (310) 400-0110
Email: sweiss@ckrlaw.com

If to BIG or the	Big Publications, LLC
Gonzalez:	20871 Johnson Street, STE. 102
Hollywood, FL 33029
Attn: Gustavo Gonzales, Chief Operating Officer
Tel: 877-484-3301
Email: gustavo@buyersindustryguide.com

With a copy (which shall not
constitute Notice) to:	Kopelowitz Ostrow Ferguson Weiselberg Gilbgert, LLP
One West Las Olas Blvd., Suite 500
Ft. Lauderdale, FL 33301
Attn: Brian R. Kopelowitz, Esq.
Tel: (954) 525-4100
Email: kopelowitz@kolawyers.com

10.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of BIG and Hightimes, and after the Closing, the Hightimes Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Florida without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Broward County, Florida (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5 Waiver of Jury Trial. Each Party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party hereto (i) certifies that no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.5.

10.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

10.8 Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties.

10.9 Waiver. Hightimes on behalf of itself and its Affiliates and BIG on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party or other third person contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the Party or Parties to be bound thereby (including by the Hightimes Representative in lieu of Hightimes to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein or the exhibits and schedules hereto, which collectively supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

10.11 Interpretation. The contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Exhibit” and “Schedule” are intended to refer to Sections, Articles, Exhibits and Schedules to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Transaction Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) stockholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by BIG to be given, delivered, provided or made available by BIG, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Hightimes or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of BIG for the benefit of Hightimes and its Representatives and Hightimes and its Representatives have been given access to the electronic folders containing such information.

10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Article XI.

DEFINITIONS

11.1 Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acceptable Securities Exchange” means any of the following markets or exchanges on which the Hightimes Common Stock may be listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE MKT, LLC, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTCQX Market.

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act), which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, one or a series of related transactions, 50% or more of the total voting power or of any class of equity securities of Hightimes or BIG, as the case may be, or 50% or more of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries) of Hightimes or BIG, as the case may be, in each case, other than the transactions contemplated by this Agreement.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Los Angeles, California are authorized to close for business.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid regulation promulgated or binding ruling issued by the IRS thereunder.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and nonregistered copyrights.

“Deductions” means all U.S. federal, state and local income Tax deductions related to the exercise or payment of options, payment of employee bonuses, payment under deferred compensation arrangements, payment of any investment banking (or other advisory) fees, and other deductible BIG Expenses, in each case in connection with the transactions contemplated by this Agreement

“Disclosure Schedules” means the Hightimes Disclosure Schedules or BIG Disclosure Schedules, as applicable.

“Environmental Law” means any Law, now or hereafter in effect, in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), as each has been or may be amended.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section and any valid regulation promulgated or ruling issued thereunder.

“ERISA Affiliate” means each Person which together with BIG would be deemed a “single employer” within the meaning of Section 414(b) or (c) of the Code

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations (other than Taxes) secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Trade Secrets, (v) computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases Software, (vi) domain name registrations, web sites and web pages and related rights, items and documentation related thereto and (vii) other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Knowledge” means, (i) with respect to BIG, the actual knowledge of Gonzalez after due inquiry, (ii) with respect to Hightimes, the actual knowledge of its directors and executive officers, after due inquiry and (iii) with respect to any Party that is an individual, the actual knowledge of such Party after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due).

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Loss” means any losses, Actions, Orders, Liabilities, damages (including consequential damages), Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated this Agreement or any Transaction Document on a timely basis. Notwithstanding the foregoing, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein);.

“Hightimes Common Stock” as used in this Agreement, shall mean the common stock, par value $0.0001 per share, of Hightimes.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to Hightimes, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended; and with respect to either BIG of BIG Merger Sub, its Certificate of Formation and Operating Agreement, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any owned or leased real property, which are not violated by the current use and operation of such real property and which do not materially impair the occupancy, use or value of such real property for the purposes for which it is currently used or contemplated to be used, (f) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to owned or leased real property, which do not materially impair the occupancy, use or value of such real property for the purposes for which it is currently used or contemplated to be used, or (g) any right of way or easement related to public roads and highways, which do not materially impair the occupancy, use or value of such real property for the purposes for which it is currently used or contemplated to be used.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and the managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants) of such Person and its Affiliates.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority). “Securities Act” means the Securities Act of 1933, as amended.

“Straddle Period” means a taxable period that begins on or prior to, and ends after, the Closing Date

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect U.S. federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any Tax Sharing Agreement.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Documents” means each agreement, certificate, instrument or document attached hereto as an Exhibit or to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

Hightimes:

HIGHTIMES HOLDING CORP.

By:	/s/ Adam E. Levin
	Name:	Adam E. Levin,
	Title:	Chairman

BIG:

BIG PUBLICATIONS, LLC

By:	/s/ Gustavo Gonzalez
	Name:	Gustavo Gonzalez
	Title:	Manager and Member

Gonzalez:

/s/ Gustavo Gonzalez
GUSTAVO GONZALEZ

BIG Merger Sub:

BIG MERGER SUB, LLC

By:	/s/ Adam E. Levin
Adam E. Levin, Chairman

Exhibit A

Form of Secured Purchase Note

Exhibit B

Transitional Services Agreement

Exhibit C

Form of Lockup Agreement

Exhibit D

Form of Restated BIG Merger Sub Operating Agreement

Exhibit E

Form of Pledge Agreement